News
For Immediate Release

El Paso Tennessee Pipeline Co. Commences Cash Tender Offer and Consent Solicitation for 9% Debentures Due 2012 and 7¼% Debentures Due 2025

HOUSTON, TEXAS, March 17, 2011 — El Paso Tennessee Pipeline Co. (the “Company”) announced today that it commenced cash tender offers to purchase any and all of its 9% Debentures due 2012 (CUSIP No. 880370BM2) and 7¼% Debentures due 2025 (CUSIP No. 880370BP5) (the “Debentures”). The aggregate principal amount outstanding of the Debentures is $24,355,000 as of the date of this press release. In conjunction with the tender offers, El Paso is soliciting consents (the “Consents”) from holders to effect certain amendments (the “Proposed Amendments”) to the indenture governing the Debentures to eliminate certain restrictive covenants as well as certain events of default and to amend its merger covenant. Adoption of the Proposed Amendments requires the consent of holders of at least a majority of the aggregate principal amount of Debentures outstanding of both series, considered together as a single class (the “Requisite Consents”). The tender offers and consent solicitations are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated March 17, 2011, and a related Letter of Transmittal and Consent (together, the “Tender Offer Documents”), which set forth more fully the terms and conditions of the tender offers and consent solicitations.

The tender offers and consent solicitations are scheduled to expire at 12:00 midnight, New York City time, on April 13, 2011, unless extended or earlier terminated (the “Expiration Date”). Holders must tender and not validly withdraw their Debentures at or prior to 5 p.m., New York City time, on March 28, 2011, unless extended or earlier terminated (the “Consent Date”), to receive the Total Consideration described below. Tendered Debentures may be withdrawn at any time at or prior to 5 p.m., New York City time, on March 28, 2011, unless extended or earlier terminated (the “Withdrawal Date”), but not thereafter, other than as required by applicable law. The Consent Date may be extended without extending the Withdrawal Date.

The following table sets forth the “Tender Offer Consideration,” the “Consent Payment” and the “Total Consideration” payable per $1,000 principal amount of Debentures pursuant to the tender offer and consent solicitation:

CUSIP NO.	Security Description	Principal Amount Outstanding	Tender Offer Consideration1 2 3	Consent Payment2 3	Total Consideration1 3
880370BM2	9% Debentures due 2012	$1,149,000	$1,070	$30	$1,100
880370BP5	7 ¼% Debentures due 2025	$23,206,000	$1,195	$30	$1,225

1	Does not include accrued and unpaid interest up to, but not including, the applicable settlement date, which will be paid on the Debentures accepted for purchase.
2	Included in Total Consideration.
3	Per $1,000 principal amount of Debentures tendered and accepted for purchase.

By tendering their Debentures, holders automatically deliver their consents to the Proposed Amendments. Holders may not consent to the Proposed Amendments without also tendering their Debentures. Holders who tender on or prior to the Consent Date will be eligible to receive the Total Consideration described above, which includes a $30 Consent Payment per $1,000 principal amount of Debentures. Tendered Debentures may not be withdrawn after the Withdrawal Date, other than as required by applicable law. Holders who tender after the Consent Date and on or prior to the Expiration Date will be eligible to receive the Tender Offer Consideration, which is equal to the Total Consideration less the Consent Payment of $30 per $1,000 principal amount of Debentures. If the Company accepts for purchase Debentures from holders that have validly tendered their Debentures by the Consent Date, such holders will receive payment  from the Company, at its sole discretion, on the initial settlement date, which is expected to be after the Consent Date and promptly after the satisfaction or waiver of the conditions to the tender offer, including the Minimum Tender Condition and the Supplemental Indenture Condition (each as defined below).  If the Company accepts for purchase Debentures from holders that have been validly tendered following the Consent Date, but prior to the Expiration Date, such holders will receive payment from the Company, at its sole discretion, on the final settlement date, promptly after the Expiration Date, expected to be April 14, 2011. In either case, the Company will pay holders whose Debentures are validly tendered and accepted for purchase, accrued and unpaid interest up to, but not including, the applicable payment date.

The tender offers for the Debentures is subject to (a) at least a majority of the principal amount of the Debentures outstanding being validly tendered (and not validly withdrawn) on or prior to the Consent Date (the “Minimum Tender Condition”), (b) the execution by the trustee of the Debentures of a supplemental indenture implementing the Proposed Amendments following receipt of the Requisite Consents (the “Supplemental Indenture Condition”), and (c) satisfaction of certain general conditions, each as described in more detail in the Tender Offer Documents.

El Paso intends to use available cash on hand to fund the purchase of the Debentures in connection with the tender offers and consent solicitations.

Questions concerning the terms of the tender offers and consent solicitations may be directed to the dealer manager and solicitation agent, Morgan Stanley & Co. Incorporated (the “Dealer Manager”) at (800) 624-1808 (U.S. Toll- Free) or (212) 761-1057 (Collect). Copies of the Tender Offer Documents may be obtained by calling the information agent, Global Bondholder Services Corporation, toll-free at (866) 952-2200 or at (212) 430-3774 (banks and brokerage firms).

None of El Paso Tennessee Pipeline Co., the Dealer Manager, or any other person makes any recommendation as to whether holders of Debentures should tender their Debentures or provide the related Consents, and no one has been authorized to make such a recommendation. Holders of Debentures must make their own decisions as to whether to tender their Debentures and provide the related Consents, and if they decide to do so, the principal amount of the Debentures to tender.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer and consent solicitation are being made only through and subject to the terms and conditions set forth in the Tender Offer Documents and related materials. Holders of the Debentures should carefully read the Tender Offer Documents and related materials before any decision is made with respect to the tender offer and consent solicitation.

El Paso Tennessee Pipeline Co. is a wholly-owned subsidiary of El Paso Corporation.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable market conditions, and our ability to successfully complete the tender offer. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Media Relations
Bruce L. Connery, Vice President
(713) 420-5855

Media Relations
Bill Baerg, Manager
(713) 420-2906